Exhibit 99.1
For Immediate Release
November 13, 2015

Contacts:	Media Inquiries:	Shareholders’/Analysts’ Inquiries:
	Chris Ahearn	Tiffany Mason
	704-758-2304	704-758-2033
	chris.c.ahearn@lowes.com	tiffany.l.mason@lowes.com

LOWE’S COMPANIES, INC. NAMES BERTRAM L. SCOTT
TO BOARD OF DIRECTORS
MOORESVILLE, N.C. - At its meeting today, the board of directors of Lowe’s Companies, Inc. (NYSE: LOW) appointed Bertram L. Scott, 65, to the board, effective immediately. Today’s announcement brings Lowe’s board of directors to 12 members, 11 of whom are independent.
Scott brings to the board a wealth of senior leadership experience, having served as senior vice president of Population Health and Value Based Care at Novant Health since 2015 and as president, CEO and director of the Affinity Health Plan from 2012 to 2014. Scott was president, U.S. Commercial of CIGNA Corporation and served as executive vice president of TIAA-CREF for ten years and as president and CEO of TIAA-CREF Life Insurance Company from 2000 to 2007.  He presently serves on the boards of Becton, Dickinson and Company and AXA Financial, Inc.
“With his leadership, strategy and integration experience, Bertram will provide valuable perspective as Lowe’s continues to transition from a home improvement retailer to an omni-channel home improvement company,” said Robert A. Niblock, Lowe’s chairman, president and CEO.
Scott will serve on the Audit and Governance committees. He will stand for election at Lowe’s 2016 annual meeting of shareholders.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customers a week in the United States, Canada and Mexico through its stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. With fiscal year 2014 sales of $56.2 billion, Lowe’s has more than 1,845 home improvement and hardware stores and 265,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.
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